EXHIBIT 99.1

Contact:	Clint Severson Chief Executive Officer ABAXIS, Inc. 510-675-6500	RCG Capital Markets Group Retail: Joe Dorame Institutional/Analysts: Joe Diaz Media: Jeff Stanlis 480-675-0400

FOR IMMEDIATE RELEASE

ABAXIS REPORTS RECORD FINANCIAL RESULTS FOR THE
FOURTH QUARTER AND FISCAL YEAR 2003

Record quarterly rotor sales exceed 512,000 units
as quarterly revenues up 24% versus prior year

Union City, California — April 24, 2003— ABAXIS, Inc. (NASDAQ: ABAX), a medical products company manufacturing point-of-care blood analysis systems, today reported record financial results for its fourth fiscal quarter and twelve month period ended March 31, 2003.

Quarterly Results: For the fourth fiscal quarter, the Company reported revenues of $10.2 million, compared with revenues of $8.2 million for the comparable period last year, an increase of 24 percent. Net income for the quarter was $865,000 compared to net income of $637,000 for the same period last year. The increase in revenue and net income were the result of record rotor sales and increased instrument placements. The Company reported diluted net income per share of $0.04 (calculated based on 17,129,000 shares) compared to diluted net loss per share of $(0.00) (calculated based on 16,335,000 shares) for the same period last year.

Year-End Results: For the twelve month period ended March 31, 2003, revenues were $34.8 million, compared to $30.6 million for the same period last year, an increase of 14 percent. Net income for the twelve month period was $1,636,000 compared to net income of $1,304,000 for the same period last year, an increase of 25 percent. Diluted net income per share (inclusive of preferred dividend charges) was $0.02 (calculated based on 17,012,000 shares) compared to diluted net income per share of $0.02 (calculated based on 16,808,000 shares) for the same period last year.

Other Reported Information: Recurring reagent revenue for the fourth quarter was $6.6 million, up 12 percent over the $5.9 million reported in the same period last year. During the quarter, the Company sold 513,000 medical and veterinary reagent discs, an increase of 26 percent compared to 407,000 medical and veterinary reagent discs sold during the same period last year. The Company also sold 2,228 veterinary HMT reagent kits, up 1 percent compared to 2,196 HMT reagent kits sold for the same period last year. The Company sold 67 Piccolo portable medical blood analysis devices during the quarter, compared to 16 in the same period last year. Of the 67 Piccolo machines sold this quarter, 11 were sold to the military, 11 were sold in Europe, 24 were sold in Asia and 21 were sold in the U.S. medical market, whereas during the same period last year, 7 were sold to the military, 7 were sold in Europe and 2 were sold in the U.S. medical market.

Clint Severson, chairman, president and chief executive officer of Abaxis, commented, “This year was a milestone year for Abaxis, as we topped $34 million in sales, helped in large part by 1.8 million medical and veterinary rotor sales, an 18% increase over the 2002 record. For the quarter, we exceeded the $10 million mark in revenues for the first time in the Company’s history, reported record profitability, and paid off $1 million in debt. An increase of $717,000 or 57 percent in sales to the foreign market for the fourth quarter, compared to the same period last year, was attributed to a weaker dollar and an exclusive new distribution partnership with T. Chatani and Co of Japan. We

ABAXIS Reports 4th Quarter
April 24, 2003

finished the year with a strong balance sheet, more than $10 million in cash, and a strong base of instruments placed, including 186 Piccolos compared with 106, a 75 percent increase at the end of fiscal 2002. Our strong balance sheet, coupled with a large and growing base of instruments, is potentially indicative of ongoing strong medical and veterinary rotor sales and recurring revenue in 2004 and beyond.”

Conference Call

Abaxis has scheduled a conference call to discuss its financial results which will be at 4:15 p.m. Eastern (1:15 p.m. Pacific) Thursday, April 24, 2003. Interested parties can access the call by dialing (719) 457-2645 or (800) 946-0719, or can listen via a live Internet web cast which can be found at www.abaxis.com. A replay of the call will be available by visiting www.abaxis.com for the next 120 days or by calling (719) 457-0820, access code 314359, through April 26, 2003.

About Abaxis

ABAXIS develops, manufactures and markets portable blood analysis systems for use in any patient-care setting to provide clinicians with rapid blood constituent measurements. The system consists of a compact, 6.9 kilogram, portable analyzer and a series of 8-cm diameter single-use plastic disks, called reagent discs that contain all the reagents necessary to perform a fixed menu of tests. The system can be operated with minimal training and perform multiple tests on whole blood using either venous or fingerstick samples. The system provides test results in less than 14 minutes with the precision and accuracy equivalent to a clinical laboratory. In addition to the blood chemistry analysis system, the Company markets a hematology analysis system. The hematology system, the VetScan HMT, is purchased from MELET SCHLOESING Laboratoires International (“MELET”) through a cross OEM agreement. MELET markets the VetScan as the MScan in certain European markets.

This press release includes statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). ABAXIS claims the protection of the safe-harbor for forward-looking statements contained in the Reform Act. These forward-looking statements are often characterized by the terms “may”, “believes”, “projects”, “expects”, or “anticipates”, and do not reflect historical facts. Specific forward-looking statements contained in this press release include, but are not limited to, risks and uncertainties related to the market acceptance of the Company’s products and the continuing development of its products, risks associated with seeking approval of some of our products from the U.S. Food and Drug Administration, risks associated with manufacturing and distributing its products on a commercial scale, risks associated with entering the human diagnostic market on a larger scale, risks related to the protection of the Company’s intellectual property or claims of infringement of intellectual property asserted by third parties, risks involved in carrying of inventory, risks associated with the ability to attract, train and retain competent sales personnel, general market conditions, competition and other risks detailed from time to time in ABAXIS’ periodic reports filed with the United States Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made. ABAXIS does not undertake and specifically disclaims any obligation to update any forward-looking statements.

(Table to follow)

ABAXIS Reports 4th Quarter
April 24, 2003

Abaxis, Inc.
Summary Financial Information
(unaudited and in thousands, except per share data)

	Three Months Ended		Twelve Months Ended
	March 31		March 31

	2003	2002	2003	2002

Net revenues	$10,176	$8,211	$34,780	$30,631

Costs and operating expenses:
Cost of revenues	4,992	4,041	17,755	15,966
Selling, general and administrative	3,273	2,483	11,564	9,333
Research and development	1,078	999	3,888	3,834

Total costs and operating expenses	9,343	7,523	33,207	29,133

Income from operations	833	688	1,573	1,498
Other income (expense), net	32	(51)	63	(194)

Net income	$865	$637	$1,636	$1,304

Preferred dividends and accretion	(204)	(702)	(1,235)	(1,033)

Net income (loss) attributable to common shareholders	$661	$(65)	$401	$271

Basic and diluted net income (loss) per share (a)	$0.04	$(0.00)	$0.02	$0.02

Weighted average number of common shares outstanding used for basic net income (loss) per share	16,814	16,335	16,634	16,264

Weighted average number of common and common equivalent shares outstanding used for diluted net income (loss) per share	17,129	16,335	17,012	16,808

(a) Net income attributable to common shareholders used in the computation of diluted net income per share for the three months ended March 31, 2003 was $661,000, which includes preferred dividends of $204,000. Net income attributable to common shareholders used in the computation of diluted net income per share for the twelve months ended March 31, 2003 was $401,000 which reflects preferred dividends of $865,000 and a non-cash dividend charge of $370,000 related to the beneficial conversion feature contained in the Company’s Series E Preferred Stock issued in April 2002. Net (loss) attributable to common shareholders used in the computation of diluted net (loss) per share for the three months ended March 31, 2002 was $(65,000), which includes stock dividends of $115,000 related to the Series D Preferred Stock and $587,000 of non-cash dividends related to the value of the beneficial conversion feature contained in the Company’s Series E Preferred Stock issued in March 2002. Net income attributable to common shareholders used in the computation of diluted net income per share for the twelve months ended March 31, 2002 was $271,000, which reflects preferred dividends of $446,000 and a non-cash preferred dividend charge of $587,000 related to the beneficial conversion feature contained in the Company’s Series E Preferred Stock issued in March 2002.

ABAXIS Reports 4th Quarter
April 24, 2003

Balance Sheet Data:
(unaudited)

	March 31, 2003	March 31, 2002

Cash and cash equivalents	$10,430	$4,098
Stock Offering Proceeds Receivable (b)	—	3,446
Trade Receivables (net)	7,482	6,924
Inventories	4,982	5,558
Total current assets	23,561	20,502
Property, plant and equipment, net	8,580	9,071
Other non-current assets	227	107
Total assets	32,368	29,680
Current liabilities	5,706	7,220
Long term liabilities	1,218	1,747
Convertible preferred stock	3,176	2,561
Total shareholders’ equity	22,268	18,152
Total liabilities, convertible preferred stock and shareholders’ equity	32,368	29,680

(b)  Net of issuance cost, from the Series E Preferred Stock Financing. The funds were held in an escrow account at the end of fiscal year 2002 and were received by the Company on April 3, 2002.

Customer and Geographic Information:
(in thousands)

	Three Months Ended		Twelve Months Ended
	March 31		March 31

	2003	2002	2003	2002

United States	$8,192	$6,943	$29,067	$26,463
Europe	1,066	822	3,838	2,780
Asia and Latin America	918	446	1,875	1,388

Total revenues	$10,176	$8,211	$34,780	$30,631

Product Information:
(in thousands)

	Three Months Ended		Twelve Months Ended
	March 31		March 31

	2003	2002	2003	2002

Medical Market	$1,101	$287	$2,945	$1,587
Veterinary Market	8,477	7,381	30,201	27,298
Other	598	543	1,634	1,746

Total revenues	$10,176	$8,211	$34,780	$30,631